Rule 424(b)(2)
	Registration Nos. 333-38227
	NASD File No. 961029005
                                  Cusip No:  52517PLZ2

PRICING SUPPLEMENT NO. 279
Trade Date: December 12, 1997, to Prospectus
Supplement dated December 3, 1997
and Prospectus dated December 3, 1997

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 1 month Libor
Commission: .05%                            Telerate pg 3750
	           posted on 12/15/97
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 12/17/97
(X) LIBOR (1 month)	 Maturity Date:   01/13/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.05%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as interest payment dates.

Interest Determination Dates: Two NY/London business days prior to interest reset dates.

Interest Payment Dates:  Monthly on the 13th, commencing on
January 13th, 1998, subject to modified following business day convention.

The aggregate principal amount of this offering is $115,000,000 and relates only to Pricing Supplement No. 279. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $11,278,325,000 and, to date, including this offering, an aggregate of $10,384,325,000 Medium-Term Notes, Series E has been issued and $6,408,090,000 are outstanding.





								Lehman Brothers Holdings



								By:
		            	             Name: Nigel Walker
				      		  Title: Assistant Treasurer